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                                                                                                Exhibit 99(e)


                                          New Orleans Public Service Inc.
                               Computation of Ratios of Earnings to Fixed Charges and
                        Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                               Twelve Months Ended
                                                                                   December 31,                    September 30,
                                                                 1990       1991       1992       1993       1994       1995
Fixed charges, as defined:
  Interest on long-term debt                                   $24,472    $23,865    $22,934    $19,478   $16,382      $15,381
  Interest on notes payable                                         --         --         --         --       153          144
  Other interest charges                                           831        793      1,714      1,016     1,027        1,725
  Amortization of expense and premium on debt-net(cr)              579        565        576        598       710          649
  Interest applicable to rentals                                   160        517        444        544     1,245        1,057
                                                               ---------------------------------------------------------------
Total fixed charges, as defined                                 26,042     25,740     25,668     21,636    19,517       18,956

Preferred dividends, as defined (a)                              4,020      3,582      3,214      2,952     2,071        1,770
                                                               ---------------------------------------------------------------
Combined fixed charges and preferred dividends, as defined     $30,062    $29,322    $28,882    $24,588   $21,588      $20,726
                                                               ===============================================================
Earnings as defined:

  Net Income                                                   $27,542    $74,699    $26,424    $47,709   $13,211      $17,448
  Add:
    Provision for income taxes:
      Federal and State                                            134      8,885     16,575     27,479    22,606       13,343
    Deferred Federal and State - net                            17,370     36,947       (340)     5,203   (15,674)      (5,896)
    Investment tax credit adjustment - net                         (75)      (591)      (170)      (744)   (2,332)      (2,259)
    Fixed charges as above                                      26,042     25,740     25,668     21,636    19,517       18,956
                                                               ---------------------------------------------------------------
Total earnings, as defined                                     $71,013   $145,680    $68,157   $101,283   $37,328      $41,592
                                                               ===============================================================
Ratio of earnings to fixed charges, as defined                    2.73       5.66       2.66       4.68      1.91         2.19
                                                               ===============================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                  2.36       4.97       2.36       4.12      1.73         2.01
                                                               ===============================================================

------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

(b) Earnings for the twelve months ended December 31, 1991 include the $90 million effect of the 1991 NOPSI Settlement.

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